UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form 8-K

                                 Current Report
     Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of
earliest event reported):     November 23, 2004

                            Brown-Forman Corporation
             (Exact name of registrant as specified in its charter)

   Delaware                  002-26821            61-0143150
(State or other            (Commission         (I.R.S. Employer
 jurisdiction of            File Number)       Identification No.)
 incorporation)

 850 Dixie Highway, Louisville, Kentucky           40210
(Address of principal executive offices)         (Zip Code)

Registrant's telephone number, including area code (502) 585-1100

Item 2.02. Results of Operations and Financial Condition

Brown-Forman Corporation issued a press release on November 23, 2004 reporting results of its operations for the fiscal quarter ended October 31, 2004. A copy of this Brown-Forman Corporation press release is attached hereto as Exhibit 99.1.

Item 9.01.  Financial Statements and Exhibits

 (a)      Not applicable.
 (b)      Not applicable.
 (c)      Exhibits.
          99.1     Press Release, dated November 23, 2004



                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       Brown-Forman Corporation
                                            (Registrant)


Date:   November 26, 2004                  By:  /s/ Nelea A. Absher
                                                Nelea A. Absher
                                                Vice President and
                                                Assistant Corporate Secretary



Exhibit  Index
99.1 Press Release, dated November 23, 2004, issued by Brown-Forman Corporation

                                                                 Exhibit 99.1

FOR IMMEDIATE RELEASE

JACK DANIEL'S LEADS BROWN-FORMAN TO RECORD SECOND QUARTER RESULTS


Louisville, KY, November 23, 2004 - Brown-Forman Corporation reported diluted earnings per share for its second quarter ended October 31, 2004 of $0.84, up 16% from the same period last year. The increase in quarterly earnings was driven by excellent underlying profit growth from the company's premium spirits portfolio, led by the strongest performance by Jack Daniel's Tennessee Whiskey in many years, and benefits from a weaker U.S. dollar. Partially offsetting these gains were lower profits from the company's portfolio of wine brands, softness in the Consumer Durables segment, and incremental operating expenses in the Beverage segment.

In addition to the impact of favorable foreign exchange, earnings growth in the quarter was affected by a net increase in global trade inventories for the company's premium spirits brands, introductory spending behind the company's new low-carbohydrate wine products, incremental pension expense, and third party advisory fees related to the prospective sale of the company's interest in Glenmorangie plc announced last month. Excluding these factors, the company's quarterly earnings per share grew 7%, as follows:

   Reported EPS growth                            16%

   Adjustments:
      Favorable foreign exchange                 (10%)
      Net increase in trade inventories           (4%)
      Other, from above                            5%
                                                 -----
   Adjusted EPS growth                             7%*
                                                 =====
        *Beverages +11%; Consumer Durables (4%)

For the first six months of the fiscal year, earnings per share on a diluted basis were $1.26, up 29% from the same period last year. The year-to-date earnings compare favorably to last year due to robust growth for both Jack Daniel's and Southern Comfort, favorable foreign exchange trends, the absence of legal settlement expenses incurred in the first quarter of the prior year, and profits from the company's new low-carbohydrate wine brands. These increases were partially offset by continued weakness in the Consumer Durables segment.

Beverages

In the second quarter, Beverage segment revenue increased 14% and gross profit increased 17%, fueled by volume growth and margin improvement for Jack Daniel's, favorable foreign exchange rates, and an increase in global trade inventories for the company's premium spirits brands. Advertising expenses were up 12% in the quarter, due to increased investments behind the segment's premium spirits brands designed to take advantage of the increasingly favorable consumer environment for distilled spirits, particularly in the U.S., and spending to support the segment's new low-carbohydrate wine brands. SG&A expenses were up 12%, as the segment recorded higher compensation expenses, incremental pension expenses and the Glenmorangie transaction fees. Overall Beverage segment operating income was up 22% for the quarter. Adjusting for the impact of foreign exchange, higher net trade inventories for premium spirits, introductory advertising investments behind the company's low-carbohydrate wine brands, incremental pension expenses, and Glenmorangie transaction fees, Beverage segment operating income grew 10% for the quarter.

Global depletions for Jack Daniel's increased in the high single digits for the quarter, reflecting growth in nearly all markets, but most notably in the U.S., United Kingdom, Germany, South Africa, and China. (Depletions are shipments from wholesale distributors to retailers, and are commonly regarded in the wine and spirits industry as an approximate measure of consumer demand.) Shipment growth for the brand was several percentage points higher than the quarter's depletion growth, primarily as a result of distributors and importers increasing their inventory positions more than expected in advance of the holiday season. In addition to higher shipment volumes, Jack Daniel's global profitability was boosted by favorable foreign exchange and underlying margin improvement. Jack Daniel's last six and twelve month volume growth represents the best performance by the brand in many years, and it has been driven by strong, consistent brand investment, excellent marketing programs, and focused sales support in an environment that is very favorable for premium spirits brands. Jack Daniel's remains the company's single most important brand and its continued growth is the company's top strategic priority.

Worldwide depletions for Southern Comfort grew in the low single digits for the quarter, led by solid performance in the U.S. and Germany. Global depletions for Finlandia Vodka were up in the mid single digits for the quarter, led by increases in the U.S. and Poland, the brand's largest markets. Depletions for Jack Daniel's ready-to-drink products were up strongly in the quarter, driven primarily by continued robust growth in Australia.

Profits declined in the quarter for the company's wine brands, reflecting lower volume and margins for Fetzer Premium Varietals and advertising investments supporting the retail introduction of new low-carbohydrate wine brands. Initial shipments to establish trade inventories of these new wines benefited this fiscal year's first quarter.

Consumer Durables

Net sales for Consumer Durables declined 11% for the quarter, as the segment experienced softness in each of its three channels of distribution -- wholesale, retail, and direct-to-consumer. Operating profit of $13.4 million was 30% below the prior year. Favorable year-to-date results from the company's kate spade line of fine china and rigorous reductions in operating expenses were insufficient to offset weakness in consumer demand throughout the tabletop and giftware categories. This segment's full year performance is heavily dependent on the holiday season, and, accordingly, the company remains cautious regarding the outlook for the remainder of the year.

Earnings Outlook

Underlying business trends for the company's premium spirits brands remain solid. However, excluding the gain on the prospective sale of the Glenmorangie shareholding, the company expects modest growth in earnings per share for the remainder of the fiscal year. This outlook reflects:

 - a potential fourth quarter reduction in trade inventories as a result of possible new distribution arrangements in several international markets;
 - double-digit growth in advertising investments behind the company's spirits brands;
 - a continuation of intense price competition in the U.S. table wine category and challenging business conditions for the Consumer Durables segment;
 - modest benefits from foreign exchange; and
 - higher pension expenses.

Brown-Forman is narrowing its guidance for fiscal 2005 diluted earnings per share to a range of $2.38-$2.43, excluding the anticipated $0.36 to $0.38 per share gain from the sale of its Glenmorangie shareholding.

Subsequent Event

On November 22, the company announced that it has reached agreement with the Altia Corporation of Finland ("Altia") to acquire the remaining 20% of the capital stock of Finlandia Vodka Worldwide Ltd. ("FVW") for 46.8 million euros (or approximately $61 million at the current exchange rate). Brown-Forman and Altia have jointly owned FVW since 2000.

Brown-Forman acquired 45% of FVW in 2000 and an additional 35% in 2002. The 2002 agreement granted Altia an option to require Brown-Forman to buy its remaining interest in FVW during a two year window beginning December 31, 2004. The new transaction reflects Altia's exercise of that option, and will give Brown-Forman 100% ownership of FVW. Closing is expected to occur in the company's third quarter. Altia, the leading Finnish wine and spirits company, will continue to produce the highly acclaimed vodka as exclusive supplier of Finlandia to Brown-Forman.

Brown-Forman has marketed and sold Finlandia Vodka for Altia in the United States since 1996. After it acquired a majority equity interest in 2002, Brown-Forman assumed distribution and marketing responsibilities for the brand in almost all global markets as well.

Conference Call

Brown-Forman will host a conference call to discuss its second quarter fiscal 2005 results today at 10:00 a.m. EST. All interested parties in the U.S. are invited to join the conference by dialing 888-624-9285 and asking for the Brown-Forman call. International callers should dial 706-679-3410. No password is required. The company suggests that participants dial in approximately ten minutes in advance of the 10:00 a.m. start of the conference call. A live audio broadcast of the conference call will also be available by accessing Brown-Forman's Internet Web site, www.brown-forman.com, and then clicking on the "Investor Information" icon.

For those unable to participate in the live call, a replay will be available two hours after completion of the conference by calling 800-642-1687 (U.S.) or 706-645-9291 (international). The identification code is 2303216. A recording of the conference call will also be available on the Web site approximately one hour after the conclusion of the conference call. The replays will be available for at least thirty days after the conference call.

Brown-Forman Corporation is a diversified producer and marketer of fine quality consumer products, including Jack Daniel's, Southern Comfort, Finlandia Vodka, Canadian Mist, Fetzer and Bolla Wines, Korbel California Champagnes, Lenox, Dansk, and Gorham tableware and giftware and Hartmann Luggage.

IMPORTANT NOTE ON FORWARD-LOOKING STATEMENTS:

This news release contains statements, estimates, or projections that constitute "forward-looking statements" as defined under U.S. federal securities laws. Generally, the words "expect," "believe," "intend," "estimate," "will," "anticipate," and "project," and similar expressions identify a forward-looking statement, which speaks only as of the date the statement is made. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

We believe that the expectations and assumptions with respect to our forward-looking statements are reasonable. But by their nature, forward-looking statements involve known and unknown risks, uncertainties and other factors that in some cases are out of our control. These factors could cause our actual results to differ materially from Brown-Forman's historical experience or our present expectations or projections. Here is a non-exclusive list of such risks and uncertainties:

 - changes in general economic conditions, particularly in the United States where we earn the majority of our profits;
 - a strengthening U.S. dollar against foreign currencies, especially the British Pound;
 - reduced bar, restaurant, hotel and travel business in wake of other terrorist attacks, such as occurred on 9/11;
 - developments in the class action lawsuits filed against Brown-Forman and other spirits, beer and wine manufacturers alleging that our advertising causes illegal consumption of alcohol by those under the legal drinking age, or other attempts to limit alcohol marketing, through either litigation or regulation;
 - a dramatic change in consumer preferences, social trends or cultural trends that results in the reduced consumption of our premium spirits brands;
 - tax increases, whether at the federal or state level;
 - increases in the price of grain and grapes;
 - continued depressed retail prices and margins in our wine business because of our excess wine inventories, existing grape contract obligations, and a world-wide oversupply of grapes; and
 - the effects on our Consumer Durables business of the general economy, department store business, response rates in our direct marketing business, and profitability of mall outlet operations.

                            Brown-Forman Corporation
                        Consolidated Statements of Income
                 (Dollars in millions, except per share amounts)

                                       Three Months Ended
                                          October 31,
                                      2003           2004         Change
                                     ------         ------        ------

Net Sales                            $724.5         $779.7           8%
   Beverages                          543.9          619.4          14%
   Consumer Durables                  180.6          160.3         (11%)

Gross Profit                         $364.1         $400.9          10%
   Beverages                          279.0          326.9          17%
   Consumer Durables                   85.1           74.0         (13%)

Advertising Expenses                  $95.0         $101.4           7%
   Beverages                           72.1           80.9          12%
   Consumer Durables                   22.9           20.5         (11%)

Selling, General, and
   Administrative Expenses           $131.7         $139.4           6%
   Beverages                           90.1          100.9          12%
   Consumer Durables                   41.6           38.5          (7%)

Other Expense (Income), net           $(1.4)         $ 1.1
   Beverages                           (3.1)          (0.5)
   Consumer Durables                    1.7            1.6

Operating Income                     $138.8         $159.0          15%
   Beverages                          119.8          145.6          22%
   Consumer Durables                   19.0           13.4         (30%)

     Interest Expense, net              5.1            4.7

Income Before Income Taxes           $133.7         $154.3          15%

     Taxes on Income                   45.5           51.7

Net Income                            $88.2         $102.6          16%

Earnings Per Share
   - Basic                            $0.73           $0.84         16%
   - Diluted                          $0.72           $0.84         16%


Note: Earnings per share have been restated to reflect the 2-for-1 stock split effective in January 2004.

                            Brown-Forman Corporation
                        Consolidated Statements of Income
                 (Dollars in millions, except per share amounts)

                                        Six Months Ended
                                          October 31,
                                      2003           2004         Change
                                    -------        -------        ------

Net Sales                          $1,256.2       $1,357.7           8%
   Beverages                          966.7        1,094.0          13%
   Consumer Durables                  289.5          263.7          (9%)

Gross Profit                         $635.5         $698.5          10%
   Beverages                          500.3          577.4          15%
   Consumer Durables                  135.2          121.1         (10%)

Advertising Expenses                 $172.5         $182.0           5%
   Beverages                          128.7          142.1          10%
   Consumer Durables                   43.8           39.9          (9%)

Selling, General, and
   Administrative Expenses           $260.9         $272.7           5%
   Beverages                          179.4          193.1           8%
   Consumer Durables                   81.5           79.6          (2%)

Other Expense (Income), net           $11.2          $ 2.0
   Beverages                            8.3           (1.1)
   Consumer Durables                    2.9            3.1

Operating Income                     $190.9         $241.8          27%
   Beverages                          183.9          243.3          32%
   Consumer Durables                    7.0           (1.5)         N/M

     Interest Expense, net             10.0            9.5

Income Before Income Taxes           $180.9         $232.3          28%

     Taxes on Income                   61.5           77.8

Net Income                           $119.4         $154.5          29%

Earnings Per Share
   - Basic                            $0.98           $1.27         29%
   - Diluted                          $0.98           $1.26         29%


Note: Earnings per share have been restated to reflect the 2-for-1 stock split effective in January 2004.

                            Brown-Forman Corporation
                      Condensed Consolidated Balance Sheets
                              (Dollars in millions)

                                                  April 30,          October 31,
                                                    2004                2004
                                                 --------              --------
Assets:
Cash and cash equivalents                        $   67.7              $   85.8
Accounts receivable, net                            348.6                 488.7
Inventories                                         557.2                 601.7
Other current assets                                110.0                  99.8
                                                 --------              --------
     Total current assets                         1,083.5               1,276.0

Property, plant, and equipment, net                 515.2                 507.6
Prepaid pension cost                                118.2                 118.6
Trademarks and brand names                          246.6                 249.1
Goodwill                                            314.6                 318.4
Other assets                                         97.9                  94.0
                                                 --------              --------
     Total assets                                $2,376.0              $2,563.7
                                                 ========              ========

Liabilities:
Commercial paper                                 $   49.5              $   26.8
Accounts payable and accrued expenses               271.5                 344.9
Current portion of long-term debt                     --                   30.0
Accrued taxes on income                              48.0                  82.0
                                                 --------              --------
     Total current liabilities                      369.0                 483.7

Long-term debt                                      630.0                 601.1
Deferred income taxes                               122.2                 100.5
Accrued postretirement benefits                     136.7                 141.3
Other liabilities                                    33.0                  34.3
                                                 --------              --------
     Total liabilities                            1,290.9               1,360.9

Stockholders' equity                              1,085.1               1,202.8
                                                 --------              --------

Total liabilities and stockholders' equity       $2,376.0              $2,563.7
                                                 ========              ========

                            Brown-Forman Corporation
                 Condensed Consolidated Statements of Cash Flows
                              (Dollars in millions)

                                                          Six Months Ended
                                                             October 31,
                                                     2003                 2004
                                                   -------              -------
Cash provided by operating activities                 55.4                112.4

Cash flows from investing activities:
   Additions to property, plant, and equipment       (29.1)               (21.5)
   Other                                              (3.2)                (1.7)
                                                   -------              -------
         Cash used for investing activities          (32.3)               (23.2)

Cash flows from financing activities:
   Net increase (decrease) in debt                    19.3                (22.2)
   Dividends paid                                    (45.5)               (51.7)
   Other                                               5.6                  2.8
                                                   -------              -------
         Cash used for financing activities          (20.6)               (71.1)
                                                   -------              -------

Net increase in cash and cash equivalents              2.5                 18.1

Cash and cash equivalents, beginning of period        72.0                 67.7
                                                   -------              -------
Cash and cash equivalents, end of period           $  74.5              $  85.8
                                                   =======              =======

                            Brown-Forman Corporation
                            Supplemental Information
                 (Dollars in millions, except per share amounts)


                                                        Three Months Ended
                                                            October 31,
                                                    2003                  2004
                                                   ------                ------

Depreciation and amortization                      $14.3                 $14.8

Excise taxes                                       $98.1                $109.6

Effective tax rate                                  34.0%                 33.5%

Cash dividends paid per common share              $0.1875               $0.2125

Shares (in thousands) used in the
calculation of earnings per share
   - Basic                                        121,315               121,737
   - Diluted                                      121,841               122,417



                                                         Six Months Ended
                                                            October 31,
                                                    2003                  2004
                                                   ------                ------

Depreciation and amortization                      $27.4                 $28.9

Excise taxes                                      $169.9                $191.6

Effective tax rate                                  34.0%                 33.5%

Cash dividends paid per common share              $0.375                $0.425

Shares (in thousands) used in the
calculation of earnings per share
   - Basic                                        121,266               121,708
   - Diluted                                      121,774               122,409



These figures have been prepared in accordance with the company's customary accounting practices. Share and per share data has been restated to reflect the 2-for-1 stock split effective in January 2004.